Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of February 15, 2024 by and between SUN COMMUNITIES, INC., a Maryland corporation (the “Company”), and LAND & BUILDINGS INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (“L&B Management” and together with its Affiliates (as defined below), the “L&B Parties”), with respect to the matters set forth below. In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and L&B Management, intending to be legally bound hereby, agree as follows:

1. Board of Directors; Formation of Committee.

(a) Size of Board. As promptly as practicable following the execution of this Agreement (and in any event, within two business days after the date hereof), the Board of Directors of the Company (the “Board”) shall fix the size of the Board at eleven (11) directors, provided, however, that the Board shall fix the size of the Board at ten (10) directors upon conclusion of the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).

(b) Director Appointments. As promptly as practicable following the execution of this Agreement (and in any event, within two business days after the date hereof), the Board shall take all action necessary to appoint each of Craig A. Leupold and Jerry Ehlinger (each, a “New Director” and collectively, the “New Directors”) as a member of the Board, in each case with an initial term expiring at the 2024 Annual Meeting (any or all of which additions the L&B Parties acknowledge and agree the Board may implement by filling director vacancies created by the Board expanding its size). The Board shall include each New Director as a nominee for the Board in the Company’s proxy statement for the 2024 Annual Meeting and shall recommend and solicit proxies for the election of each New Director at the 2024 Annual Meeting.

(c) Director Departures. The Company hereby agrees that (i) one member of the Board (other than a New Director, for the avoidance of doubt) will not stand for reelection at the 2024 Annual Meeting (the “First Refreshment Director”) and (ii) one member of the Board (other than a New Director or the First Refreshment Director, for the avoidance of doubt) will resign or retire from the Board effective no later than December 31, 2024.

(d) New Director Replacements. If any New Director resigns, refuses or is unable to serve or fulfill his or her duties as a director for any reason, in each case during the Cooperation Period, the Board shall consult with the L&B Parties regarding a substitute person who satisfies the Company’s corporate governance guidelines with respect to independent director nominations (a “Replacement Director”). The Board shall take all actions necessary to promptly appoint such Replacement Director as a director of the Company.

(e) Capital Allocation Committee. The Board shall take all action necessary to form an advisory Capital Allocation Committee of the Board (the “Committee”) to support the Board and management’s reviews of capital allocation priorities. The Board shall cause the Committee to be composed of three members which shall include Mr. Leupold. The Company agrees that the Committee shall continue in existence, and Mr. Leupold shall be invited to serve as a member of the Committee and shall not be removed from the Committee by the Board without cause, until the expiration of the Cooperation Period. If Mr. Leupold is unable or unwilling to serve as a member of the Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason during the Cooperation Period, the Board shall select a New Director or a Replacement Director to serve on the Committee as a replacement member. The charter of the Committee shall be available on the Company’s website along with the charters of the other committees of the Board, and shall not be modified during the Cooperation Period except with the written consent of the L&B Parties (such consent not to be unreasonably withheld, conditioned or delayed).

(f) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by any L&B Party upon thirty business days’ written notice by the Company to the L&B Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Cooperation.

(a) Non-Disparagement. Each of the L&B Parties and the Company agrees that, from the date of this Agreement until the earlier of (x) December 31, 2025, and (y) the date that is 10 business days prior to the first day of the Company’s stockholder director nomination period for the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), as established pursuant to the Organizational Documents (as defined below) (such period, the “Cooperation Period”), the Company and each L&B Party shall refrain from making, and shall cause its respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, trustees, members, general partners, officers, and employees not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (A) in the case of any such statements or announcements by any of the L&B Parties or their related parties, the Company and its Affiliates or any of its or their current or former officers, directors, or employees, and (B) in the case of any such statements or announcements by the Company or its related parties, the L&B Parties and their Affiliates or any of their current or former principals, directors, members, general partners, officers, or employees, in each case including (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory agency, (y) in any press release or other publicly available format or (z) to any journalist or member of the media (including, in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication); provided, however, that any unpremeditated, private, and informal remark to any person that is not part of any coordinated communication or campaign, and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 2(a), will not be deemed a breach of this Section 2(a). The foregoing shall not (A) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (B) apply to any private communications among the L&B Parties and their Affiliates and Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates and Representatives (as defined below) (in their capacity as such), on the other hand.

(b) Voting. During the Cooperation Period, each L&B Party will cause all of the outstanding shares of common stock, par value $0.01 per share (“Company Common Shares”), of the Company that such L&B Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, to consent in connection with any action by written consent in lieu of a meeting, (A) in favor of each director nominated and recommended by the Board for election at the 2024 Annual Meeting and, if applicable, any other meeting of stockholders of the Company during the Cooperation Period, (B) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (C) against any proposals or resolutions to remove any member of the Board, and (D) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or written consents; provided, however, that the L&B Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that in the event that Institutional Shareholder Services Inc. (including any successor thereof) issues a voting recommendation that differs from the voting recommendation of the Board at any annual or special meeting of the Company’s stockholders (other than with respect to the election or removal of directors to the Board), then the L&B Parties shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each L&B Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the L&B Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of or by the Company or the Board:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of, record or beneficial ownership of any Voting Securities (as defined below), or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the L&B Parties (together with their Affiliates) having beneficial ownership of more than 5.0% of, or aggregate economic exposure of more than 9.9% to, the Company Common Shares outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board, (E) conduct a referendum of stockholders of the Company or (F) submit any notice regarding cumulation of votes with respect to a meeting of the Company’s stockholders or a consent solicitation; provided, however, that nothing in this Agreement will prevent the L&B Parties or their Affiliates from taking actions in furtherance of identifying any director candidate in connection with the Company’s 2025 Annual Meeting of Stockholders;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under any statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(iv) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below) excluding, for the avoidance of doubt, carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the L&B Parties (it being understood that the foregoing shall not restrict the Restricted Persons from electing in their own discretion to tender or not tender shares, seeking and exercising statutory appraisal rights, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number, term or identity of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Articles of Amendment and Restatement or the Company’s Articles of Amendment, as amended, or the Company’s Bylaws, as amended (collectively, the “Organizational Documents”), (E) causing the Company Common Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Company Common Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(viii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the L&B Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the L&B Parties or (C) granting proxies in solicitations approved by the Board;

(x) engage in any short sale or similar transaction with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the L&B Parties ceasing to have a “net long position” in the Company;

(xi) sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Shares held by a Restricted Person to any Third Party;

(xii) institute, solicit or join, as a party, any litigation, arbitration, or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii) enter into any negotiations, agreements (whether written or oral), arrangements, or understandings with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons;

provided, that the restrictions in Section 2(b) and this Section 2(c) shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors to the Board or the Committee in accordance with Section 1 or a failure to issue the Press Release in accordance with Section 3) upon five business days’ written notice by any of the L&B Parties to the Company if such breach has not been cured within such notice period, provided that the L&B Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (y) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Company Common Shares (including on an as-converted basis) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period; and (iii) the commencement of any tender or exchange offer (by any person or group other than the L&B Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to the Board or management regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

3. Public Announcement. Unless otherwise agreed by the parties, not later than 9:00 AM Eastern Time on February 16, 2024, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”) and not later than February 16, 2024, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and file a copy of this Agreement and the Press Release as exhibits thereto (provided if the Company is unable to issue the Press Release or file the Form 8-K for reasons outside of its control, the Company shall issue the Press Release and file the

Form 8-K as promptly as practicable following the execution of this Agreement). The Company shall provide the L&B Parties and their Representatives with a copy of such Form 8-K at a reasonable time prior to its filing with the SEC and shall consider in good faith any timely comments of the L&B Parties and their Representatives. Neither of the Company or any of its Affiliates nor the L&B Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4. Representations and Warranties of the Company. The Company represents and warrants to the L&B Parties as follows: (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound; and (d) the Company has not received prior to the date hereof any director nomination stockholder notice with respect to the 2024 Annual Meeting in accordance with the Organizational Documents.

5. Representations and Warranties of the L&B Parties. Each L&B Party represents and warrants to the Company as follows: (a) such L&B Party has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such L&B Party, constitutes a valid and binding obligation and agreement of such L&B Party and is enforceable against such L&B Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by such L&B Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to such L&B Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such L&B Party is a party or by which it is bound.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the L&B Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the L&B Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the L&B Parties or their Affiliates;

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s authorized share capital which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(d) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature;

(e) the term “Representatives” means a party’s directors, members, general partners, managers, officers, employees, agents, and other representatives;

(f) the term “SEC” means the U.S. Securities and Exchange Commission;

(g) the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(h) the term “Voting Securities” means the Company Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided, that as pertains to any obligations of the L&B Parties or any Restricted Persons hereunder (including under Sections 2(b) and 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund, or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:	Sun Communities, Inc.
27777 Franklin Rd., Suite 300
Southfield, Michigan 48034
Attention: Gary Shiffman
E-mail: GShiffman@suncommunities.com

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, New York 75201
	Attention:	Adam O. Emmerich
Elina Tetelbaum
	E-mail:	aoemmerich@wlrk.com
etetelbaum@wlrk.com

if to the L&B Parties:	Land & Buildings Investment Management LLC
Soundview Plaza
1266 E Main St., Suite 700R
Stamford, CT 06902
Attention: Jonathan Litt
Email: jonathan.litt@landandbuildings.com

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
	Attention:	Eleazer Klein
Sean W. Brownridge
	Email:	Eleazer.Klein@srz.com
Sean.Brownridge@srz.com

8. Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement; provided, however, that the Company agrees to reimburse the L&B Parties for all reasonable fees, costs, and expenses incurred by the L&B Parties in connection with this Agreement and all matters related to this Agreement in an amount not to exceed an aggregate of $400,000.

9. Specific Performance; Remedies; Venue.

(a) The Company and the L&B Parties acknowledge and agree that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the L&B Parties will each respectively be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH L&B PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each L&B Party (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal, or other state courts located in Baltimore, Maryland, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the L&B Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

15. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and L&B Management.

16. Interpretation and Construction. The Company and L&B Management acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and L&B Management, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

SUN COMMUNITIES, INC.

By:	/s/ Gary Shiffman
Gary Shiffman
Chief Executive Officer

[signatures continue on next page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

LAND & BUILDINGS INVESTMENT MANAGEMENT LLC

By:	/s/ Jonathan Litt
Name: Jonathan Litt
Title: Managing Principal

EXHIBIT A

Company Press Release

**Included as Exhibit 99.1 to this Current Report on Form 8-K**